EXHIBIT 2.0

OPINION AND CONSENT OF JOHN SWAIN, JR., ESQ., LEGAL COUNSEL

LAW OFFICES OF JOHN SWAIN, JR., ESQ. 203 N. WABASH - SUITE 711 CHICAGO, IL 60601

(312) 621-1000	FACSMILE (312) 621-1014

August 16, 2005 Supreme Realty Investments, Inc. P.O. Box 690578 Orlando, FL 32869 Ladies and Gentlemen:

We have acted as special corporate counsel to Supreme Realty Investments, Inc. (the “Company), a Nevada Corporation, in connection with the registration of 23,501,348 shares of common stock of the Company (the “Shares”) and the 16,000,000 common stock options which were authorized, issued or granted pursuant to the terms of the 2004 Stock Option and Restricted Stock Plan adopted by the Board of Directors on August 28, 2004 (the “Plan”) under the Securities Act of 1933, as amended (the “Act”), by the Company on Form S-8 filed or to be filed with the Securities and Exchange Commission (the “Commission”) on or about August 23, 2005, and any amendments thereto, if any are to be filed with the Commission subsequent to the date hereof. You have requested our opinion with respect to the matters set forth below.

In our capacity as special corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(a)	the corporate charter of the Company (the “Charter”),

(b)	the Bylaws of the Company,

(c)	the Minutes of Organizational Action of the Board of Directors

(d)	resolutions adopted by the Board of Directors of the Company;

(e)
the Registration Statement on Form S-8 and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act (the “Registration Statement”):

(f)	the Plan;

(g)	a status of the Nevada Secretary of State records for business organizations;

(h)	such other laws, records, documents, certificates, opinions and instruments as we have deemed to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

	i	each person executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

	ii.	each natural person executing any of the Documents is legally competent to do so;

iii.
any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ n any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, photostatic copies, or electronically signed drafts conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

iv.
upon the issuance of the Shares, the total number of shares of Common Stock of the Company issued and outstanding will not exceed the total number of shares of Common Stock that the Company is authorized to issue under its Charter;

	v.	none of the Shares will be issued or transferred in violation of any provisions of the Charter relating to restrictions on ownership and transfer of stock; and

	vi.	none of the Shares will be sold to an Interested Stockholder of the Company or an affiliate.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Nevada.

(2)
The Shares are available for issuance in connection with the Plan and when the Shares are issued as stock awards or upon exercise of options duly authorized by the Board of Directors of the Company, or a properly appointed committee thereof to which the Board of Directors of the Company has delegated the requisite power and authority, in exchange for the consideration at or above par value therefore, all in accordance with, and subject to, the terms and conditions of the Plan and the stock awards and options relating to such Shares, such Shares will be duly authorized, validly issued, fully paid, and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Nevada, and we do not express any opinion herein concerning any other law, We express no opinion as to the applicability or effect of any federal or state securities or blue sky laws, including the securities laws of the State of Nevada, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Nevada, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United Stated for registration of the Shares. We also consent to the identification of our firm as Illinois Counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very Truly Yours.

/s/ Swain Law Office, P.C.